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EXHIBIT 23.0
The Board of Directors
NEON Systems, Inc.

     We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-82379) of NEON Systems, Inc. of our report dated April 24, 2000, related to the consolidated balance sheets of NEON Systems, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2000, which report is incorporated by reference in the March 31, 2000 annual report on Form 10-K of NEON Systems, Inc.

                                          KPMG LLP

Houston, TX
June 20, 2000